Exhibit 10.4

EMPLOYMENT AGREEMENT

COINSTAR LIMITED

and

ALEX CAMARA

Dated as of 15 June, 2001

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of March     , 2001, between Coinstar Limited, a Private Limited Company registered under the laws of England whose registered office is at 100 New Bridge Street, London, England EC4V 6JA (“Employer”), and Alex Camara (“Employee”);

W I T N E S S E T H:

WHEREAS, Employer and Employee wish to document certain understandings and agreements; and

WHEREAS, Employer desires to continue to employ Employee upon the terms and conditions set forth herein; and

WHEREAS, Employee is willing to provide services to Employer upon the terms and conditions set forth herein;

A G R E E M E N T S:

NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employer and Employee hereby agree as follows:

1.	EMPLOYMENT

Employer will continue to employ Employee and Employee will continue to provide services to Employer as its Managing Director on the terms and conditions specified herein (“the Employment”).

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2.	DUTIES, ATTENTION AND EFFORT

Employee will devote all of his productive time, ability, attention and effort to Employer’s business and will skillfully serve its interests during the term of this Agreement.

Employee shall faithfully and diligently perform such duties and exercise such powers consistent with his position as may from time to time be assigned to or vested in him by Employer or its Board of Directors. Employer reserves the right to assign to Employee duties of a different nature either additional or instead of his current duties, it being understood that he will not be assigned duties which he cannot reasonably fulfil. Employer shall obey the reasonable and lawful orders of Employer, given by the authority of the Board, and shall comply with all Employer’s rules, regulations, policies and procedures from time to time enforced.

Employee’s normal working hours shall be 9.00 am to 5.30 pm Monday to Friday, and such additional hours (without further remuneration) as are necessary for the proper performance of his duties of employment.

3.	TERM

Employee’s period of continuous employment commenced on 27 September 1999 and shall continue until terminated consistent with clause 8. No previous employment with any other employer shall be treated as continuous with the Employment.

4.	EXCLUSIVITY OF SERVICE

Employee shall not (without the prior written consent of Employer) during the Employment directly or indirectly be interested in, engaged in, be concerned with, or provide services to, any other person, company, business entity or other organisation whatsoever (whether as an employee, officers, director, agent, partner, consultant or otherwise) provided that Employee may hold up to 5% of any security in a company which is quoted on any recognised stock exchange.

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5.	COMPENSATION

During the term of this Agreement, Employer agrees to pay or cause to be paid to Employee, and Employee agrees to accept in exchange for the services rendered hereunder by him, the following compensation:

5.1	Base Salary

Employee’s compensation shall consist, in part, of an annual base salary of sixty eight thousand pounds (£68,000 ) before all customary payroll deductions. Such annual base salary shall be paid in substantially equal instalments monthly in arrears by direct credit transfer. Employee’s salary shall be reviewed annually by Employer to determine in its discretion an appropriate increase in the base salary, without any undertaking by Employer that Employee’s salary will be automatically increased.

5.2	Bonus

Employee shall be eligible for and receive his annual cash bonus for each calendar year during the term of this Agreement, provided Employer meets performance targets applicable to such bonuses, and subject to the rules of the bonus scheme from time to time in force, and, provided further, any such bonus shall be pro-rated in the event that the Employment is terminated other than pursuant to clause 8.3. For the avoidance of doubt, where the Employment is terminated pursuant to clause 8.3, no pro rata bonus will be payable. Details of the bonus scheme will be provided to Employee separately.

5.3	Car Allowance

Employee will be entitled to a 700 pound monthly allowance toward the costs associated with purchasing (or leasing), operating, and maintaining an automobile. This automobile should be appropriate for the business duties of Employee’s position. Employee will be reimbursed for all petrol used on Company business consistent with the mileage reimbursement policy outlined in the Employee Handbook for the United Kingdom.

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5.4	Stock Options

Employee is eligible to receive stock option grants as determined from time to time by the Board of Directors.

6.	PENSIONS AND BENEFITS

6.1	During the term of this Agreement, Employee will be entitled to participate, subject to and in accordance with applicable eligibility requirements, in fringe benefit programs as shall be provided from time to time by, to the extent required, action of Employer’s Board of Directors and subject to the terms and conditions of such programs from time to time in force. Specifically, Employee shall be entitled to the following:

(a)	Medical Insurance (coverage for Employee, Employee’s spouse, and Employee’s children);

(b)	Travel Insurance;

(c)	Life Assurance; and

(d)	Permanent Health Insurance/Long Term Disability.

If any plan provider (including but not limited to any insurance company) refuses for any reason (whether based on its own interpretation of the terms of the insurance policy or otherwise) to provide any benefits to Employee, Employer shall not be liable to provide any such benefits itself or any compensation in lieu thereof. Employer reserves the right to change the insurance provider at any time.

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6.2	Employee shall be eligible to participate in Employer’s Group Personal Pension Scheme (“the Scheme”) subject to the terms and conditions of the Scheme from time to time in force. Based on Employee’s age, Employer will make contributions of a specified percent of Employee’s basic annual salary into the Scheme provided that this is matched by at least a specific personal contribution by Employee into the Scheme. There is no contracting-out certificate in force in relation to the State Earnings Related Pension Scheme.

6.3	Employee shall be eligible to participate in the Employer’s stock purchase plan which allows Employees to purchase stock from Coinstar, Inc at a 15% discount to market, subject to the terms and conditions of the plan.

7.	DEDUCTIONS

Employer shall be entitled at any time during the Employment, and in any event on termination, howsoever arising, to deduct from Employee’s remuneration hereunder any monies due from him to Employer including but not limited to any outstanding loans, advances, cost of repairing any damage or lost to Employer’s property caused by him (and of the covering same, excess holiday and any other monies owed by him to Employer).

8.	TERMINATION

8.1	By Employer on Notice

Employer may terminate the employment of Employee at any time during the term of Employment upon giving Notice of Termination (as defined below). Employee agrees that Employer may at its absolute discretion make a payment or payments (which may at Employer’s absolute discretion be paid in instalments) representing salary and pro-rata bonus in lieu of any notice of termination or employment which it or Employee is required to give, subject to any reduction in accordance with the provisions set out

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below. For the avoidance of doubt, such payment or payments shall not include the value of any benefits, commission, or holiday entitlement which would have accrued to Employee had he been employed until the expiry of either his notice entitlement under clause 8.4 below or the expiry of the fixed term of the Employment and, further, Employee shall have no entitlement to such payment or payments, unless and until Employer notifies Employee in writing of its decision to make such payment to him.

8.2	By Employee on Notice

Employee may terminate his employment at any time, for any reason, upon giving Notice of Termination.

8.3	Termination Without Notice

Notwithstanding clauses 3 and 8.1 above, Employer may terminate the Employment without notice, or pay in lieu of notice, if Employee shall at any time:

(i)	be guilty of dishonesty, misrepresentation, fraud or other gross misconduct, or gross incompetence or wilful neglect of duty, or commits any other serious breach of this agreement; or

(ii)	act in any manner (whether in the course of his duties or otherwise) which is likely to bring Employer or any Associated Company into disrepute or prejudice the interests of Employer or any Associated Company;

(iii)	be guilty of unsatisfactory conduct or performance of his duties or a failing or refusing to carry out his lawful duties or any reasonable directions of the Board of Directors of Employer, after having received the written warning from Employer relating to the same; or

(iv)	be convicted of an indictable offence.

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Any delay by Employer in exercising such right to termination shall not constitute a waiver thereof.

8.4	Notice

The term “Notice of Termination” shall mean at least twelve week’s written notice of termination of Employee’s employment during which period Employee’s employment and performance of services will continue except that during the period March 31, 2000 through December 31, 2002, the term “Notice of Termination” shall mean at least six month’s written notice of termination of Employer’s employment during which period Employee’s employment and performance of services will continue. The effective date of the termination of Employee’s employment hereunder shall be the date on which such notice period expires.

9.	CONFIDENTIALITY

Employee shall neither during his Employment (except in the proper performance of his duties) nor at any time (without limit) after the termination thereof, howsoever arising, directly or indirectly:

(i)	use for his own purposes or those of any other person, company, business entity or other organisation whatsoever; or

(ii)	disclose to any person, company, business entity or other organisation whatsoever;

(iii)

any trade secrets or confidential information relating to or belong to Employer or its Associated Companies including but not limited to any such information related to customers, customer lists or requirements, price list or price instructors, marketing information, business plans or dealings, employees or officers, source codes, computer systems, software, financial information and plans, designs, product-lines, prototypes, research activities, services, any documents marked “Confidential” (or with a similar expression), or any

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information which Employee has been told is confidential or which he might reasonably expect Employer would regard as confidential, or any information which has been given to Employer or any Associated Company in confidence by customers, suppliers or other persons.

The obligations contained in this clause shall not apply to any disclosures required by law, and shall cease to apply to any information or knowledge which may subsequently come into the public domain after the termination of Employment other than by way of unauthorised disclosure.

10.	SICKNESS BENEFITS

10.1	In case of sickness or other incapacity for work, Employee must comply with Employer’s Company’s rules, from time to time in force, regarding sickness notification and doctor’s certificates, details of which are set out in Employer’s Employee Handbook.

10.2	Employer reserves the right to require Employee to undergo a medical examination by a doctor or consultant nominated by it, in which event Employer will bear the cost thereof.

10.3	Provided Employee has complied with the above rules, he will be entitled to receive Company Sick Pay, based on his normal salary for the periods specified below:

Service at start of absence	Aggregate paid sick leave in any period of 12 months
	Full Pay	75% of Pay
Under 1 year	4 weeks	4 weeks
1-2 years	6 weeks	6 weeks
Over 2 to 3 years	9 weeks	9 weeks
Over 3 years	13 weeks	13 weeks

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10.4	When calculating Employee’s normal salary, deductions will be made for any State sickness or other benefits due to Employee, as well as normal deductions for tax and National Insurance.

10.5	In addition to Company Sick Pay described in Clause 10.3 and 10.4 above, Employee will be paid Statutory Sick Pay (“SSP”) when he is eligible to receive it under the legislation and regulations from time to time in force. Where Company Sick Pay and SSP fall to be paid for the same day(s) of absence, Employee will receive the higher of the two sums. Further details about SSP can be obtained from Employer’s Employee Handbook.

10.6	Whilst, during the Employment, Employee is absent from work on grounds of sickness or other medical incapacity:

10.6.1	he will continue to be covered by Employer’s life assurance and private medical insurance and long term disability insurance schemes;

10.6.2	his entitlement to participation in any company-portion of the incentive or bonus scheme shall cease on the expiry of the relevant period of the Company Sick Pay entitlement referred to in Clause 10.3 above.

Any outstanding or prospective entitlement to Company Sick Pay or private medical insurance cover benefits shall not prevent Employer from exercising its right to terminate the Employment in accordance with Clauses 8 hereof or otherwise and Employer shall not be liable for any loss arising from such termination.

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11.	HOLIDAYS

11.1	Employee shall be entitled to receive his normal remuneration for all Bank and Public holidays normally observed in England and a further 20 working days’ holiday in each holiday year (being the period from 1 January to 31 December). Employee may only take his holiday at such times as are agreed with his manager.

11.2	In the holiday years in which the Employment commences or terminates, entitlement to holiday shall accrue on a pro rata basis for each month of service.

11.3	Employer reserves the right, in its sole discretion, to require Employee to take any outstanding holiday during any notice period or to make payment in lieu thereof.

11.4	Holiday entitlement for one holiday year cannot be taken in subsequent holiday years. Failure to take holiday entitlement in the appropriate holiday year will lead to forfeiture of any accrued holiday not taken without any right to payment in lieu thereof.

12.	REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

Employee represents and warrants that neither the execution nor the performance of this Agreement by Employee will violate or conflict in any way with any other agreement by which Employee may be bound, or with any other duties imposed upon Employee by corporate or other statutory or common law.

13.	GRIEVANCE

If Employee has any grievance relating to the Employment he should raise it with the Board which will deal with the matter by discussion and majority decision of those present and voting.

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14.	FORM OF NOTICE

All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to Employee:	Alex Camara 31 Wittering Close Kingston Upon Thames Surrey KT25GA

If to Employer:	Coinstar Limited Attn: Carol Lewis, Secretary 1800 114th Avenue SE Bellevue, WA 98004

Copy to:	Perkins Coie Attn: Stephanie Daley-Watson 1201 Third Ave., 40th Floor Seattle, WA 98101-3099

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

15.	ASSIGNMENT

This Agreement is personal to Employee and shall not be assignable by Employee. Employer may assign its rights hereunder to (a) any corporation or other entity resulting from any merger, consolidation or other reorganization to which Employer is a party or (b) any corporation, partnership, association or other person to which

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Employer may transfer all or substantially all of the assets and business of Employer existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

16.	WAIVERS

No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

17.	AMENDMENTS IN WRITING

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Employer and Employee, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Employer and Employee.

18.	APPLICABLE LAW

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of England.

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19.	SEVERABILITY

If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

20.	HEADINGS

All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

21.	COUNTERPARTS

This Agreement, and any amendment or modification entered into pursuant to clause 15 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

22.	ENTIRE AGREEMENT

This Agreement on and as of the date hereof constitutes the entire agreement between Employer and Employee with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements between Employer and Employee with respect to such subject matter, with the exceptions of [any noncompetition or non-disclosure agreement], are hereby superseded and nullified in their entireties.

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23.	DEFINITIONS

In this Agreement, the following words and cognate expressions shall have the meanings set out below:-

23.1	an “Associated Company” includes any firm, company, corporation or other organisation which:

23.1.1	is directly or indirectly controlled by Employer; or

23.1.2	directly or indirectly controls Employer; or

23.1.3	is directly or indirectly controlled by a third party who also directly or indirectly controls Employer; or

23.1.4	of which Employer or any other Associated Company owns or has a beneficial interest in 20% or more of the issued share capital or 20% or more of its capital assets; or

23.1.5	is the successor in title or assign of the firms, companies, corporations or other organisations referred to above.

23.2	“Control” has the meaning ascribed by section 416 Taxes Act 1988

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

COINSTAR LIMITED

/s/ Alex Camara	By	/s/ Richard P. Stillman
ALEX CAMARA	Its	Board Member

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